Exhibit 10.1

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Retirement Agreement”) is entered into on the 17th day of May, 2017, by and between Concho Resources Inc., a Delaware corporation (“Company”), and E. Joseph Wright (“Executive”).

WHEREAS, Executive has indicated to Company that he desires to retire from employment with Company on January 5, 2019; and

WHEREAS, Company and Executive have heretofore entered into that certain Employment Agreement effective as of January 1, 2009, as amended by that certain First Amendment to Employment Agreement dated as of November 19, 2010 (as amended, the “Employment Agreement”); and

WHEREAS, Company and Executive desire to amend the Employment Agreement in certain respects in connection with Executive’s proposed retirement;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, Company and Executive hereby agree that the Employment Agreement shall be amended as hereafter provided, effective as of May 17, 2017:

1. The following shall be added to the end of Section 1.1(l) of the Employment Agreement:

“In addition, the term “Involuntary Termination” shall not include a termination on the Retirement Date (as defined in Section 3.1) by reason of Executive’s retirement.”

2. The following new paragraphs (n) and (o) shall be added to the end of Section 1.1 of the Employment Agreement:

“(n) “Potential Change of Control” shall mean a transaction or event that (i) has been publicly announced prior to (and is still pending and has not closed or otherwise been consummated as of) January 5, 2019, (ii) is the subject of an agreement entered into by Company or some other action taken by Company, and (iii) would constitute, upon closing or consummation, both a Change of Control and a change in control event (as defined in Treasury regulation section 1.409A-3(i)(5)).

(o) “Special Bonus Amount” shall mean an amount equal to the sum of (i) two times Executive’s annualized base salary as in effect pursuant to Section 4.1 immediately prior to the Retirement Date, (ii) the annual cash performance bonus, if any, paid to Executive by Company pursuant to Section 4.2 with respect to the 2017 calendar year, and (iii) $600,000.”

3. The following shall be added to the end of Section 3.1 of the Employment Agreement:

“Notwithstanding the foregoing, any automatic extension of the term of employment that occurs on January 1, 2019 pursuant to the preceding sentence shall be for a period beginning on such date and ending on January 5, 2019 (the “Earliest Retirement Date”); provided, however, that if a Potential Change of Control exists as of the Earliest Retirement Date, then Company may, in its sole discretion, extend any automatic extension of the term of employment that occurs on January 1, 2019 until any date within the six-month period beginning on January 6, 2019 (such six-month period being referred to herein as the “Maximum Potential Extension Period”), by providing Executive with a written notice of such extension in accordance with Section 8.3 on or prior to the Earliest Retirement Date that specifies the last day of such extended term (such specified date being referred to herein as the “Deferred Retirement Date”); provided, further, that there shall be no further automatic extensions of the term of employment on or after the Earliest Retirement Date or the Deferred Retirement Date, as applicable (such applicable date being referred to herein as the “Retirement Date”). Unless sooner terminated pursuant to the terms of this Agreement, Executive’s employment shall terminate on the Retirement Date by reason of Executive’s retirement. If Executive’s employment so terminates on the Retirement Date, then, for purposes of Sections 5.1 and 7.1(b), Executive shall be deemed to have given timely written notice to Company that Executive’s employment hereunder will terminate upon expiration of the term provided in this Section 3.1.”

4. The following shall be added to the end of Section 3.5 of the Employment Agreement:

“Notwithstanding the foregoing, if Executive’s employment hereunder shall terminate on the Retirement Date by reason of Executive’s retirement as provided in Section 3.1, then such termination shall not give rise to an automatic resignation of Executive from the Board (if applicable).”

5. The following shall be added to the end of Section 4.2 of the Employment Agreement:

“Notwithstanding the foregoing, if Executive is employed by Company on January 1, 2018, then, for the year beginning on such date, Executive shall be eligible to receive an annual bonus in the amount of $600,000 (the “2018 Bonus”) in lieu of participating in Company’s annual cash incentive plan, and Executive shall be eligible to receive payment of such amount on or before the Earliest Retirement Date provided that he remains continuously employed by Company until the Earliest Retirement Date and subject to the provisions of Section 5.10(c). In addition, notwithstanding the provisions of Sections 5.1 and 5.10(b) but subject to the provisions of Sections 5.5, 5.7 and 5.10(c), if (i) Executive is employed by Company on the Earliest Retirement Date, (ii) a Potential Change of Control exists as of the Earliest Retirement Date and (iii) the transaction or event giving rise to such Potential Change of Control actually closes or is otherwise consummated and gives rise to both a Change of Control and a change in control event (as defined in Treasury regulation section 1.409A-3(i)(5)) on or before the last day of the Maximum Potential Extension Period (the date of such closing or other consummation within such time period being referred to herein as the “Closing Date”), then Company shall provide Executive with a special bonus in the form of a lump sum cash payment in an amount equal to the Special Bonus Amount under only the following two circumstances:

(A)	if Company did not elect a Deferred Retirement Date for Executive pursuant to Section 3.1 and Executive’s employment hereunder shall terminate on the Earliest Retirement Date by reason of Executive’s retirement as provided in Section 3.1, then the Special Bonus Amount shall be paid on the Closing Date; and

(B)	if Company did elect a Deferred Retirement Date for Executive pursuant to Section 3.1 and Executive’s employment hereunder shall terminate on the Deferred Retirement Date by reason of Executive’s retirement as provided in Section 3.1, then the Special Bonus Amount shall be paid on the later of the Closing Date and the Deferred Retirement Date.

Further, Executive shall not be eligible to participate in Company’s annual cash incentive plan or to receive an annual bonus for the calendar year beginning on January 1, 2019. Any differences between Executive’s annual incentive and bonus opportunities for calendar years 2018 and 2019 and those provided to similarly situated executives with respect to such calendar years shall not give rise to a Change in Duties.”

6. The following new Section 5.10 shall be added to the end of Article 5 of the Employment Agreement:

“5.10 Additional Agreements Relating to Equity Awards and Termination of Employment on the Retirement Date by Reason of Executive’s Retirement.

(a) 2018 Restricted Stock and Performance Unit Awards – During the period beginning on January 1, 2018 and ending on January 4, 2018, Company shall grant Executive an award of restricted stock (the “2018 Restricted Stock Award”) and an award of performance units (the “2018 Performance Unit Award,” and, together with the 2018 Restricted Stock Award, the “2018 Awards”) under Company’s 2015 Stock Incentive Plan; provided, however, that Executive must be employed by Company on the date of such grant (the “Date of Grant”) in order to receive the 2018 Awards. The 2018 Restricted Stock Award and the 2018 Performance Unit Award shall each have a value on the Date of Grant equal to $1,700,000, with such value being determined using the same methodology used to determine the value of the corresponding awards that are granted by Company to similarly situated executives on or about the Date of Grant. The 2018 Restricted Stock Award shall be made based on the same form of award agreement as is used for purposes of making similar restricted stock awards to similarly situated executives on or about the Date of Grant, except that the 2018 Restricted Stock Award shall be subject to the provisions of Section 5.10(c) and shall include a vesting schedule that provides for 100% vesting upon the first anniversary of the Date of Grant rather than any other vesting schedule that may be included in such similar awards to similarly situated executives. The 2018 Performance Unit Award shall be made based on the same form of award agreement as is used for purposes of making similar performance unit awards to similarly situated executives on or about the Date of Grant, except that the 2018 Performance Unit Award shall, subject to the provisions of Section 5.10(c), provide for the treatment described in Section 5.10(b)(i) in the event Executive’s employment hereunder shall terminate on the Retirement Date by reason of Executive’s retirement as provided in Section 3.1. The 2018 Awards shall be the only equity awards granted to Executive after May 17, 2017 for his service as an officer of Company, and any difference between the equity awards granted to Executive and those equity awards provided to similarly situated executives after such date shall not give rise to a Change in Duties.

(b) Termination on the Retirement Date by Reason of Executive’s Retirement – Notwithstanding provisions of Section 5.1 to the contrary, if Executive’s employment hereunder shall terminate on the Retirement Date by reason of Executive’s retirement as provided in Section 3.1, then, subject to the provisions of Sections 5.5, 5.6 (as modified by Section 5.10(c)) and 5.7, Company shall provide Executive with the following benefits:

(i) Notwithstanding anything to the contrary in the 2018 Performance Unit Award or in that certain Performance Unit Award Agreement between Company and Executive dated January 2, 2017, solely for purposes of such awards, Executive shall not be treated as having terminated employment with Company on the Retirement Date, but, rather, shall be deemed to be continuing in the employment of Company until and through the last day of the Performance Period (as such term is defined in the applicable award agreement).

(ii) Notwithstanding anything to the contrary in those certain Restricted Stock Agreements between Company and Executive dated January 2, 2017, and January 4, 2016, to the extent that the shares of restricted stock awarded to Executive pursuant to such agreements are not vested as of the Retirement Date, such shares shall become fully vested and nonforfeitable on such date.

(iii) During the portion, if any, of the 18-month period immediately following Executive’s termination of employment that Executive is eligible to elect and elects to continue coverage for himself and his spouse and eligible dependents, if any, under Company’s or a subsidiary’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or sections 601 through 608 of the Employee

Retirement Income Security Act of 1974, as amended, Company shall promptly reimburse Executive on a monthly basis for the amount Executive pays to effect and continue such coverage (or Company may directly pay for such coverage). Notwithstanding the foregoing, if the provision of the benefits described in the preceding sentence cannot be provided in the manner so described without penalty, tax or other adverse impact on Company, then Company and Executive shall negotiate in good faith to determine an alternative manner in which Company may provide substantially equivalent benefits to Executive without such adverse impact on Company.

(c) Release – If Executive’s employment hereunder will terminate on the Retirement Date by reason of Executive’s retirement as provided in Section 3.1, then, notwithstanding provisions in Section 5.6 to the contrary, Company and Executive shall each take such actions as are necessary to cause the release described in Section 5.6 to be executed by Executive on the day immediately preceding the Retirement Date. In the event that Executive revokes such release in a timely manner in accordance with the provisions thereof, then Executive shall (i) not receive any of the benefits described in Section 5.10(b) and Executive shall immediately return to Company any money or other property that Executive received pursuant to Section 5.10(b), (ii) forfeit any right to the 2018 Bonus and the Special Bonus Amount and Executive shall immediately return to Company any portion of the 2018 Bonus and Special Bonus Amount that Company may have paid to Executive, and (iii) forfeit the shares of stock subject to the 2018 Restricted Stock Award and Executive shall immediately return to Company any shares of stock that Executive may have received pursuant to the 2018 Restricted Stock Award.

(d) Amendment to Award Agreements – The actions described in Sections 5.10(b)(i) and (ii) have been approved by the Compensation Committee, and Executive and Company agree that the provisions of Sections 5.10(b)(i) and (ii) constitute amendments to the awards described therein.”

7. Except as expressly modified by this Retirement Agreement, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified.

8. This Retirement Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Retirement Agreement.

[Signatures on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Retirement Agreement as of the date first set forth above.

“COMPANY”

CONCHO RESOURCES INC.

By:	/s/ Tim Leach
Name:	Tim Leach
Title:	Chairman and Chief Executive Officer

“EXECUTIVE”

/s/ E. Joseph Wright
E. Joseph Wright